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EXHIBIT 21

LIST OF SUBSIDIARIES

Emoteq Corporation, a Colorado Corporation
Motor Products Corporation, a Delaware Corporation
Stature Electric, Inc., a Pennsylvania Corporation
Precision Motor Technology B.V., Premotec, incorporated in The Netherlands
Allied Motion Canada Inc., incorporated in Ontario, Canada
Allied Motion Stockholm (formerly known as Östergrens Elmotor AB), incorporated in Sweden
Allied Motion Asia, incorporated in Hong Kong
Allied Motion (Changzhou) Motors Co., Ltd., incorporated in China
Allied Motion (Changzhou) Trading Co. Ltd., incorporated in China
Globe Motors, Inc., a Delaware Corporation
Globe Motors de Mexico, S.A. de C.V., incorporated in Mexico
Globe Motors Portugal—Material Electrico Industria Automovel, LDA, incorporated in Portugal

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  EXHIBIT 21
LIST OF SUBSIDIARIES